As filed with the Securities and Exchange Commission on May 13, 2002
                                                   Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                            METRO-GOLDWYN-MAYER INC.
               (Exact name of registrant specified in its charter)

          Delaware                                            95-4605850
---------------------------------                     --------------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification No.)


                              2500 Broadway Street
                             Santa Monica, CA 90404
                    (Address of Principal Executive Offices,
                               including zip code)


                 Amended and Restated 1996 Stock Incentive Plan
                            (Full title of the plan)

                                William A. Jones
                  Senior Executive Vice President and Secretary
                            METRO-GOLDWYN-MAYER INC.
                              2500 Broadway Street
                             Santa Monica, CA 90404
                                 (310) 449-3000
 (Name, address and telephone number, including area code of agent for service)

                                   Copies to:
         Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
                                Attn: Greg Suess
                            2121 Avenue of the Stars
                                   18th Floor
                              Los Angeles, CA 90067

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
Title of securities to   Amount to be           Proposed maximum       Proposed maximum       Amount of
be registered            registered (1)         offering price per     aggregate offering     registration fee
                                                share (2)              price(2)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par        6,000,000 shares       $16.48                 $98,880,000            $9,097
value $0.01
====================================================================================================================

(1) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. This estimate has been calculated in accordance with Rule 457(c) under the Securities Act of 1933 and is based on the average of the high and low price per share as reported on the New York Stock Exchange Composite Tape on May 8, 2002.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

       The following documents previously filed with the Securities and Exchange Commission are hereby incorporated by reference into the Registration Statement:

       (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

       (b) The Company's Form 10/K-A for the fiscal year ended December 31,
           2001;

       (c) The Company's Proxy Statement, dated April 4, 2002;

       (d) The Company's Forms 8-K, dated February 15, 2002, February 26, 2002, March 13, 2002 and March 14, 2002;

       (e) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report referred to in (a) above; and

       (f) The description of the Company's Common Stock which is set forth under the caption "Description of Capital Stock" in the Company's Registration Statement on Form 8-A (File No. 1-13481), as filed with the Commission on October 14, 1997, together with any amendment or report filed with the Commission for the purpose of updating such description.

       All other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

       Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

       None.

Item 6.  Indemnification of Directors and Officers.

       As permitted by applicable provisions of the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation contains a provision eliminating, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the liability of a director to the Company and its stockholders for monetary damages for breaches of fiduciary duty as a director. However, in accordance with the DGCL, such provision does not limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of dividends, stock purchases or redemptions that violate the DGCL or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

       The Certificate of Incorporation and Bylaws of the Company also provide that, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the Company will indemnify each of the officers and directors of the Company (or their estates, if applicable), and may indemnify any employee or agent of the Company (or their estates, if applicable), who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was an officer, director, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will so indemnify such officer or director, and may so indemnify such employee or agent (if indemnification is authorized by the Board of Directors), in the case of such actions (whether or not by or in the right of the Company) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding other than by or in the right of the Company, had no reasonable cause to believe such person's conduct was unlawful. With respect to indemnification other than by or in the right of the Company, the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person's conduct was unlawful. No indemnification will be made in connection with actions by or in the right of the Company in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. In addition, to the fullest extent permitted by the DGCL, expenses (including attorneys' fees), judgments, fines incurred by and amount paid in settlement may be advanced by the Company prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on the behalf of such director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized in accordance with the DGCL and the Company's Certificate of Incorporation. The Company's Certificate of Incorporation and Bylaws also state that such indemnification is not exclusive of any other rights of the indemnified party, including rights under any indemnification agreements or otherwise.

       The Company currently maintains insurance on behalf of its officers and directors against any liability which may be asserted against any such officer or director in his or her capacity as such, subject to certain customary exclusions. The amount of such insurance coverage is deemed by the Board of Directors to be adequate to cover any such liability.

       The Company has entered into indemnification agreements with its directors, its executive officers and certain other officers providing for indemnification by the Company, including in circumstances in which indemnification is otherwise discretionary under Delaware law. These agreements constitute binding agreements between the Company and each of the other parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to such an agreement.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

       Not Applicable.

Item 8.  Exhibits.

5      Opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro,
       LLP.

23.1 Consent of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP (set forth as part of Exhibit 5).

23.2   Consent of Arthur Andersen LLP.

99.1 Metro-Goldwyn-Mayer Inc. Amended and Restated 1996 Stock Incentive Plan and Form of Stock Option Agreement (incorporated by reference to Exhibit
       10.7 to Metro-Goldwyn-Mayer's Annual Report on Form 10-K for the year ended December 31, 2001).

99.2 Metro-Goldwyn-Mayer Inc. Amendment No. 1 to Amended and Restated 1996 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to Metro-Goldwyn-Mayer's Annual Report on Form 10-K for the year ended December 31, 2001).

Item 9.  Undertakings.

       (a) The Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      . . .

       (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of Item 9 hereof, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California on May 6, 2002.

                              METRO-GOLDWYN-MAYER INC.



                              By: /s/ William A. Jones
                                  ---------------------------------
                                  William A. Jones
                                  Senior Executive Vice President and Secretary

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                         Title                              Date
---------------------             -----------                        ----

/s/ Alex Yemenidjian              Chairman of the Board              May 6, 2002
-----------------------------
    Alex Yemenidjian              of Directors, Chief Executive
                                  Officer and Director

/s/ Christopher J. McGurk         Vice Chairman, Chief               May 6, 2002
-----------------------------
    Christopher J. McGurk         Operating Officer and
                                  Director

/s/ Daniel J. Taylor              Senior Executive Vice President    May 6, 2002
-----------------------------
    Daniel J. Taylor              and Chief Financial Officer


/s/ James Aljian                  Director                           May 6, 2002
-----------------------------
    James Aljian

/s/ Francis Ford Coppola          Director                           May 6, 2002
-----------------------------
    Francis Ford Coppola


/s/ Willie D. Davis               Director                           May 6, 2002
-----------------------------
    Willie D. Davis


/s/ Michael R. Gleason            Director                           May 6, 2002
-----------------------------
    Michael R. Gleason


/s/ Alexander M. Haig, Jr.        Director                           May 6, 2002
-----------------------------
    Alexander M. Haig, Jr.


/s/ Kirk Kerkorian                Director                           May 6, 2002
-----------------------------
    Kirk Kerkorian


/s/ Frank G. Mancuso              Director                           May 6, 2002
-----------------------------
    Frank G. Mancuso


/s/ Priscilla Presley             Director                           May 6, 2002
-----------------------------
    Priscilla Presley


/s/ Henry D. Winterstern          Director                           May 6, 2002
-----------------------------
    Henry D. Winterstern


/s/ Jerome B. York                Director                           May 6, 2002
-----------------------------
    Jerome B. York

                                  EXHIBIT INDEX
                                  -------------

Exhibit
Number              Exhibit Description
------              -------------------

5                 Opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil &
                  Shapiro, LLP.

23.1 Consent of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP (set forth as part of Exhibit 5).

23.2              Consent of Arthur Andersen LLP.

99.1 Metro-Goldwyn-Mayer Inc. Amended and Restated 1996 Stock Incentive Plan and Form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 to Metro-Goldwyn-Mayer's Annual Report on Form 10-K for the year ended December 31, 2001).

99.2 Metro-Goldwyn-Mayer Inc. Amendment No. 1 to Amended and Restated 1996 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to Metro-Goldwyn-Mayer's Annual Report on Form 10-K for the year ended December 31, 2001).